Exhibit 99.1
KRISPY KREME APPOINTS RAPHAEL DUVIVIER AS CHIEF FINANCIAL OFFICER
Company Remains Committed to Goal of Achieving Sustainable, Profitable Growth
Charlotte, N.C. – (July 3, 2025) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme” or the “Company”) today announced that Raphael Duvivier, President, International of Krispy Kreme, has been named Chief Financial Officer, effective July 11, 2025. Mr. Duvivier succeeds Jeremiah Ashukian, who decided to leave the Company to pursue an opportunity with a private company.
Since joining Krispy Kreme in 2019, Mr. Duvivier has held multiple leadership roles at the Company, including segment Chief Financial and Strategy Officer, International, and Chief Development Officer, leading international development, strategy, finance, and operations. He previously held various senior leadership positions in global finance, development, and operations at Restaurant Brands International Inc. (NYSE: QSR). Prior to that, he held leadership positions at Opus Investimentos. Mr. Duvivier has over 20 years of global experience across finance, strategy, and operations.
“Raphael has been a respected leader at Krispy Kreme for over six years, and his deep understanding of the Company coupled with his strong finance background will enable a smooth transition as we focus on achieving sustainable, profitable growth,” said Josh Charlesworth, Krispy Kreme CEO. “I am excited to partner even more closely with Raphael and believe his experience, expertise, and leadership style will be a huge benefit as he assumes the role of Chief Financial Officer.”
Additionally, Chief Product Officer Alison Holder has been promoted to Chief Brand and Product Officer effective July 11, 2025, assuming responsibility for the Company’s global marketing initiatives. Ms. Holder has over 25 years of experience with Krispy Kreme, including as Senior Director of Consumer Insights, and has led brand marketing, innovation, research & development, and manufacturing services. She succeeds Chief Growth Officer David Skena who decided to leave the Company to pursue another opportunity.
“We thank Jeremiah and Dave for their contributions over the last several years and wish them both well in their new endeavors,” added Mr. Charlesworth. “I have the utmost confidence in Raphael, Alison, and the rest of our strong team to help drive Krispy Kreme forward as we pursue U.S. expansion through high-volume retail points of distribution and capital-light international franchise growth.”
About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities, and the planet. Connect with Krispy Kreme Doughnuts at KrispyKreme.com and follow us on social: X, Instagram and Facebook.
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